UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): 11/16/2006

VARSITY GROUP INC

(Exact name of registrant as specified in its charter)

Commission File Number: 000-28977

DE	54-1876848
(State or other jurisdiction of incorporation)	(IRS Employer Identification No.)

1300 19th Street NW, 8th Floor Washington, DC 20036

(Address of principal executive offices, including zip code)

202.667.3400

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement

Effective as of November 16, 2006, Mark Thimmig resigned as President, Chief Executive Officer and member of the Board of Directors of Varsity Group Inc. (the “Company”). On November 21, 2006, Mr. Thimmig executed a separation agreement with the Company (additional information in item 5.02 below). Under the separation agreement, Mr. Thimmig will receive a lump-sum cash severance payment of $50,000 payable in October 2007, will be entitled to accelerated vesting of $150,000 of restricted stock of the Company, and the remainder of the unvested restricted stock held by Mr. Thimmig will be cancelled and considered redeemed. All unvested options granted by the Company to Mr. Thimmig terminated on November 16, 2006, and all vested options to purchase the Company’s common stock held by Mr. Thimmig will terminate in February 2007 if they are not exercised before then. Mr. Thimmig’s separation agreement is attached to this Form 8-K as Exhibit 10.1.

The description of the separation agreement with Mr. Thimmig is qualified in its entirety by reference to the copy of the separation agreement filed as Exhibit 10.1 hereof, which is incorporated by reference herein.

On November 21, 2006, Varsity Group Inc. entered into an amendment to James M. Craig’s employment offer letter dated May 16, 2006 (additional information in item 5.02 below). Under the amendment to his employment offer letter, Mr. Craig’s salary has been increased to $225,000 and he is eligible to receive a one-time cash bonus of $75,000 payable on December 31, 2007, provided he is employed by the Company on that date subject to acceleration in connection with a change in control, material asset sale, or a termination without cause. The amendment to Mr Craig’s employment offer letter also provides Mr. Craig the severance benefits of his existing agreement upon a change of control of the Company, or a sale of substantially all of the Company’s assets. Mr. Craig’s original employment offer letter is attached to this Form 8-K as Exhibit 10.2, and the amendment to Mr. Craig’s employment offer letter is attached to this Form 8-K as Exhibit 10.3.

The description of the employment offer letter and the amendment agreement with Mr. Craig are qualified in their entirety by reference to the copies of the employment offer letter and the amendment agreement filed as Exhibit 10.2 and Exhibit 10.3 hereof, respectively, which are incorporated by reference herein.

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers

On November 21, 2006, Varsity Group Inc. announced that Mark Thimmig had resigned as President, Chief Executive Officer and a director of the Company. The Company further announced the appointment of James M. Craig as Interim Chief Executive Officer. Mr. Craig, 50, has served as the Company’s Chief Financial Officer (Principal Financial and Accounting Officer) since May 2006.

Prior to Craig’s role at the Company, he held senior financial positions at several firms. From 2002 to 2006, he was CFO of Installs Inc., a leading consumer electronics in-home services provider. Prior to this, Mr. Craig held other senior financial and business development positions with early and mid-stage firms in the telecommunications industry, including MCI, Omnipoint and Starband. He has an MBA from Northwestern University and is a CPA.

Additional information regarding the separation agreement with Mr. Thimmig and the amendment to employment arrangements with Mr. Craig is provided in Item 1.01 above. That information is incorporated by reference into this Item 5.02.

There are no family relationships between Mr. Craig and any of the Company’s executive officers or directors. Further, there are no transactions involving the Company and Mr. Craig which would be reportable pursuant to Item 404 of Regulation S-K promulgated under the Securities Act of 1933, as amended.

Item 7.01. Regulation FD Disclosure

As disclosed under Item 5.02, On November 21, 2006 the Company announced via a press release the departure of Mark F. Thimmig as President, Chief Executive Officer and a director of the Company and the appointment of James M. Craig as Interim Chief Executive Officer.

The full text of the press release is attached hereto as Exhibit 99.1.

Item 9.01. Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
EX-10.1	Mark Thimmig Separation Agreement

EX-10.2	James Craig Employment Offer Letter

EX-10.3	James Craig Employment Offer Letter Amendment

EX-99.1	Press release dated November 21, 2006 announcing the resignation of Mark F. Thimmig as Chief Executive Officer and the appointment of James M. Craig as Interim Chief Executive Officer (this exhibit, relating to Item 7.01 shall be deemed furnished, not filed)

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VARSITY GROUP INC

Date: November 22, 2006	/s/ James Craig
James Craig
Chief Financial Officer Interim Chief Executive Officer

Exhibit Index

Exhibit No.	Description
EX-10.1	Mark Thimmig Separation Agreement

EX-10.2	James Craig Employment Offer Letter

EX-10.3	James Craig Employment Agreement Amendment

EX-99.1	Press release dated November 21, 2006 announcing the resignation of Mark F. Thimmig as Chief Executive Officer and the appointment of James M. Craig as Interim Chief Executive Officer (this exhibit, relating to Item 7.01 shall be deemed furnished, not filed)